UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2014
Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

235 E. Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)
Registrant's telephone number, including area code:  (989) 839-5350
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.
On November 3, 2014, Chemical Financial Corporation issued a press release announcing the execution of an Agreement and Plan of Merger with Monarch Community Bancorp, Inc. A copy of this press release is furnished with this report as Exhibit 99.1 and is here incorporated by reference.
The information under this Item 7.01 and Exhibit 99.1 is furnished to, and not filed with, the Securities and Exchange Commission (the "Commission").

Item 8.01	Other Events.
On October 31, 2014, Chemical Financial Corporation ("Chemical") and Monarch Community Bancorp, Inc. ("Monarch") entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a business combination of Chemical and Monarch. The Merger Agreement has been unanimously approved by the boards of directors of Chemical and Monarch.
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Monarch will be merged with and into Chemical, with Chemical as the surviving corporation (the "Merger"). Following completion of the Merger, Chemical intends to consolidate Monarch Community Bank, Monarch's wholly-owned subsidiary bank, with and into Chemical Bank, Chemical's wholly-owned subsidiary bank, with Chemical Bank as the surviving institution.
Subject to the terms and conditions of the Merger Agreement, including adjustment of the merger consideration in certain limited circumstances, each Monarch shareholder will receive 0.0982 shares of Chemical common stock for each share of Monarch common stock owned by such shareholder. Completion of the Merger is subject to regulatory approval, approval of Monarch's shareholders and satisfaction of other customary closing conditions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated November 3, 2014. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 3, 2014	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ Lori A. Gwizdala
Lori A. Gwizdala
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated November 3, 2014. This Exhibit is furnished to, and not filed with, the Commission.

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